Exhibit 99.1

Vonage Holdings Corp. Reports Fourth Quarter and Full Year 2012 Results
Company Announces:
-- New $145 Million Credit Facility Providing Increased Financial Flexibility --
-- New $100 Million Share Repurchase Plan --
-- Joint Venture with Datora in Brazil --

Fourth Quarter 2012
-- Adjusted EBITDA1 of $34 Million --
-- Net Income of $23 Million or $0.10 per Share Excluding Adjustments2 --
-- Revenue of $214 Million --
-- Repurchased 8 Million Shares for $19 Million --
Full Year 2012
-- Adjusted EBITDA1 of $135 Million --
-- Net Income of $84 Million or $0.37 per Share Excluding Adjustments2 --
-- Revenue of $849 Million --
-- Repurchased 12 Million Shares for $28 Million --

Holmdel, NJ, February 13, 2013 - Vonage Holdings Corp. (NYSE: VG), a leading provider of communications services connecting people through cloud-connected devices worldwide, today announced results for the fourth quarter and full year ended December 31, 2012. In addition, the Company announced three noteworthy developments including a new $145 million credit facility; a new $100 million share repurchase authorization; and its international joint venture with Datora in Brazil.

New Credit Facility

Capitalizing on the low interest rate environment and the Company's strong financial position, on February 11, 2013, Vonage entered into a new $145 million credit agreement to provide increased financial flexibility for investments in growth. The new debt agreement consists of a three-year, $70 million senior secured term loan bearing interest at LIBOR plus 3.125 percent and a $75 million revolving credit facility. The Company used $43 million of the proceeds of the term loan to retire all of the existing debt under its prior facility.
Share Repurchase Program
On February 7, 2013, Vonage's Board of Directors authorized a new $100 million share repurchase program to be concluded by the end of 2014. This new $100 million program replaces the Company's prior $50 million share repurchase program. As of February 12, 2013, Vonage had repurchased a total of 14 million shares of its common stock for $33 million under the prior repurchase program, including repurchases of 8 million shares of its common stock for $19 million during the fourth quarter and 12 million shares for $28 million for the full year 2012.
Joint Venture in Brazil with Datora

As highlighted in its press release this morning, Vonage has entered into an agreement to form a joint venture with Brazilian-based Datora Telecom to deliver communications services in Brazil. This is Vonage's second international partnership in less than one year, and follows the Company's partnership with Globe™ in the Philippines announced in May of 2012.

Brazil represents a substantial growth opportunity for Vonage, with 67 million total households, 17 million broadband households and more than one million expats. Founded in 1993, Datora is a diversified, licensed telecommunications provider focused on innovative voice and data solutions for carriers in Brazil and other countries around the world. Datora was the first company to operate VoIP services in Latin America, and the first telecom provider in Brazil to be issued a Mobile Virtual Network Operator (MVNO) license. The company has a significant physical presence in Brazil, with points of presence in the country's most important economic centers, and more than 200 interconnection agreements with leading carriers in the countries where it does business.
Summary of Fourth Quarter and Full Year 2012 Results
Marc Lefar, Vonage Chief Executive Officer, commented, “We delivered strong fourth quarter financial results as we grew revenue and maintained adjusted EBITDA at third quarter levels, even as we increased our investment in growth initiatives. We attracted new customers to our international and domestic calling plans, although gains in these areas were offset by declines in other segments of our business.”
“For the year, we continued to improve our business operations as we reduced customer care and termination costs. Churn declined by 30 basis points from the beginning of the year, reflecting improvements in customer care and retention processes, and higher customer satisfaction. Executing on our growth initiatives, we strengthened our mobile platform as we attracted users to our Vonage Mobile app and Extensions products, and expanded internationally through our partnership in the Philippines. We are building on this progress with our new joint venture in Brazil.”
“As part of our balanced approach to capital allocation, we are announcing a new $100 million buyback reflecting our continued confidence in our cash flow generation capability and the value in our stock. In addition, we've entered into a new credit agreement providing us with enhanced financial flexibility to invest in growth.”
Fourth Quarter Financial and Operating Results
Vonage reported adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”)1 of $34 million, flat sequentially, and down from $40 million in the year ago quarter, consistent with the Company's previously stated plan to increase investment in strategic growth initiatives by $5-$10 million per quarter in 2012. The Company invested $7 million in growth initiatives in the fourth quarter. Income from operations was $24 million, up from $23 million sequentially and down from $28 million in the year ago quarter.
GAAP net income was $13 million or $0.06 per share, flat sequentially, and down from GAAP net income of $350 million or $1.55 per share in the year ago quarter. The prior year's quarter included a one-time income tax benefit which resulted from the release of the Company's valuation allowance as it determined that its net operating losses were likely to be used prior to their expiration. Net income excluding adjustments2 was $23 million or $0.10 per share, up from $21 million or $0.09 per share sequentially, and down from $26 million or $0.11 per share in the year ago quarter.
Revenue totaled $214 million, up from $208 million sequentially due to targeted price increases and higher Universal Service Fund (“USF”) and international pay-per-use revenue.  Revenue declined from $216 million in the year ago quarter primarily due to lower average lines and plan mix. Average revenue per user (“ARPU”) was $30.15, up from $29.31 sequentially due primarily to targeted price increases and higher USF and international pay-per-use revenue. ARPU was down from $30.19 in the year ago quarter due to plan mix.
Direct cost of telephony services (“COTS”) was $57 million, up from $55 million sequentially due to higher USF fees, which are a pass-through, and down from $59 million in the year ago quarter as a result of lower domestic and international termination costs. On a per line basis, COTS was $8.02, up from $7.80 sequentially and down from $8.24 in the fourth quarter of last year.
Direct cost of goods sold was $10 million, flat sequentially and year-over-year. Direct margin3 was 69%, up from 68% sequentially and year-over-year.
Selling, general and administrative (“SG&A”) expense was $62 million, up from $60 million sequentially, and up from $59 million in the year ago quarter due to the expansion of the Company's community sales channel.
Marketing expense was $53 million, up from $51 million in third quarter, and up from $52 million in the year ago quarter. Subscriber line acquisition cost (“SLAC”) was $347, up from $299 sequentially and $306 in the year ago quarter.
During the fourth quarter, the Company added new customers to its international and new BasicTalk domestic calling plans. Gains in these segments were offset by declines in the Pakistani segment as a result of the unexpected decision by the Government of Pakistan to increase the cost to terminate international calls to Pakistan by approximately 500 percent. This decision compelled Vonage to remove Pakistan from its unlimited Vonage World plan.  The resulting lower customer value proposition contributed, in part, to lower gross line additions in the fourth quarter of 152,000, down from 172,000 sequentially.
Although most of the churn impact in this segment was offset by improvements in other calling segments, the total impact from Pakistan resulted in more than a 15,000 net line reduction from the third quarter. Adjusted for the impact of Pakistan, net line additions for the quarter would have been positive and roughly flat versus the third quarter.
Customer churn was 2.5%, flat sequentially and down from 2.7% a year ago as a result of sustained improvements in customer satisfaction and more effective retention processes. Net lines losses narrowed to 6,000 in the fourth quarter 2012, an improvement from 14,000 net lines lost a year ago and down from 9,000 net line additions sequentially.
As of December 31, 2012, cash and cash equivalents, including $6 million in restricted cash, totaled $103 million. Capital expenditures for the quarter were $12 million, slightly lower than the Company's expectations due to the timing of expenditures. Free cash flow4 was $49 million, up from $17 million in the third quarter due primarily to changes in working capital.

Full Year 2012 Financial and Operating Results
Vonage reported adjusted EBITDA of $135 million, down from $168 million the prior year reflecting the Company's investment of $23 million in growth initiatives. The Company generated income from operations of $65 million, down from $116 million in the prior year.
GAAP net income was $37 million or $0.16 per share, a decrease from GAAP net income of $409 million or $1.82 per share in 2011, which included the release of the $326 million valuation allowance against the Company's net deferred tax assets in 2011. Net income was $84 million or $0.37 per share excluding adjustments, down from $99 million or $0.44 per share excluding adjustments reported in 2011.
Revenue was $849 million, down from $870 million the prior year primarily due to plan mix and lower activation fee revenue. Cash generated from operations was $120 million and capital expenditures totaled $27 million. The resulting free cash flow was $93 million.
Growth Initiatives
The Company continues to execute on its strategic growth initiatives. Over the past 18 months, Vonage has built a robust mobile platform capable of delivering high quality voice and messaging services across wired and wireless data networks for most devices running iOS and Android. Vonage Extensions, which creates a unified international calling capability for home and mobile services, has been well received. In less than two years, 28% of the Company's customer base has signed up to use Vonage on their mobile devices. Reflecting the Company's progress executing against its mobile strategy, 24% of international calling minutes now originate from mobile devices. In addition, the number of downloads and users of the Vonage Mobile app continues to accelerate.
Following the Company's technical trial of its low-cost international roaming product, which allows customers traveling outside their home country to avoid high roaming fees, the Company plans to expand its roaming service in the coming months. In this same timeframe, Vonage also plans to add video capability to the suite of high quality communications services delivered by Vonage Mobile.
Building on this progress, in 2013, the Company expects to continue to invest in targeted ethnic segments, commercialize its Basic Talk product line in the U.S., enhance its mobile product offerings, prepare to go to market in Brazil, and pursue other international partnerships.
Outlook

During 2013, Vonage expects to continue to invest $5-$10 million per quarter in its strategic growth initiatives. The Company may choose to increase or reduce the level of quarterly investment depending on the success of its initiatives. Vonage continues to expect new initiatives to generate $100 million in annualized revenue by the fourth quarter of 2014. The Company expects capital expenditures of $30-35 million in 2013.

(1)	This is a non-GAAP financial measure. Refer below to Table 3 for a reconciliation to GAAP income from operations.

(2)	This is a non-GAAP financial measure. Refer below to Table 4 for a reconciliation to GAAP net income.

(3)	Direct margin is defined as operating revenues less direct cost of telephony services and direct cost of goods sold as a percentage of revenues.

(4)	This is a non-GAAP financial measure. Refer below to Table 5 for a reconciliation to GAAP cash provided by operating activities.

VONAGE HOLDINGS CORP.
TABLE 1. CONSOLIDATED FINANCIAL DATA
(Dollars in thousands, except per share amounts)

	Three Months Ended			For the Years Ended
	December 31,	September 30,	December 31,	December 31,
	2012	2012	2011	2012	2011
	(unaudited)
Statement of Operations Data:
Revenues	$213,711	$207,584	$215,690	$849,114	$870,323

Operating Expenses:
Direct cost of telephony services (excluding depreciation and amortization of $3,534, $3,722, $3,969, $15,115, and $15,824, respectively)	56,814	55,245	58,847	231,877	236,149
Direct cost of goods sold	9,568	10,444	10,125	39,133	41,756
Selling, general and administrative	62,461	59,676	58,579	242,368	234,754
Marketing	52,801	51,361	51,604	212,540	204,263
Depreciation and amortization	8,052	8,110	8,638	33,324	37,051
Loss from abandonment of software assets	—	—	—	25,262	—
	189,696	184,836	187,793	784,504	753,973
Income from operations	24,015	22,748	27,897	64,610	116,350
Other expense:
Interest income	29	30	23	109	135
Interest expense	(1,267)	(1,402)	(2,002)	(5,986)	(17,118)
Change in fair value of stock warrant	—	—	—	—	(950)
Loss on extinguishment of notes	—	—	—	—	(11,806)
Other (expense) income, net	(16)	28	(266)	(11)	(271)
	(1,254)	(1,344)	(2,245)	(5,888)	(30,010)
Income before income tax (expense) benefit	22,761	21,404	25,652	58,722	86,340
Income tax (expense) benefit	(9,928)	(8,191)	324,494	(22,095)	322,704
Net income	$12,833	$13,213	$350,146	$36,627	$409,044
Net income per common share:
Basic	$0.06	$0.06	$1.55	$0.16	$1.82
Diluted	$0.06	$0.06	$1.48	$0.16	$1.69
Weighted-average common shares outstanding:
Basic	219,379	225,555	225,572	224,264	224,324
Diluted	228,107	233,708	237,342	232,633	241,744

	Three Months Ended			For the Years Ended
	December 31,	September 30,	December 31,	December 31,
	2012	2012	2011	2012	2011
	(unaudited)
Statement of Cash Flow Data:
Net cash provided by operating activities	$61,046	$18,157	$38,645	$119,843	$146,786
Net cash used in investing activities	(12,011)	(1,120)	(13,249)	(25,472)	(37,604)
Net cash used in financing activities	(26,129)	(15,513)	(22,522)	(56,257)	(130,138)
Capital expenditures, intangible asset purchases and development of software assets	(12,009)	(1,402)	(13,250)	(26,750)	(38,653)

VONAGE HOLDINGS CORP.
TABLE 1. SUMMARY CONSOLIDATED FINANCIAL DATA - (Continued)
(Dollars in thousands, except per share amounts)

	December 31,	December 31,
	2012	2011

Balance Sheet Data:
Cash and cash equivalents	$97,110	$58,863
Restricted cash	5,656	6,929
Accounts receivable, net of allowance	20,416	17,862
Inventory, net of allowance	5,470	6,715
Prepaid expenses and other current assets	15,487	16,820
Deferred customer acquisition costs	5,765	5,685
Property and equipment, net	60,533	67,978
Software, net	19,560	45,661
Debt related costs, net	772	2,007
Intangible assets, net	6,681	9,056
Total deferred tax assets, including current portion, net	306,113	325,601
Other assets	3,826	3,038
Total assets	$547,389	$566,215
Accounts payable and accrued expenses	$129,815	$135,740
Deferred revenue	36,533	39,981
Total notes payable, including current portion	42,500	70,833
Capital lease obligations	15,561	17,665
Other liabilities	1,565	2,429
Total liabilities	$225,974	$266,648
Total stockholders' equity	$321,415	$299,567

VONAGE HOLDINGS CORP.
TABLE 2. SUMMARY CONSOLIDATED OPERATING DATA
(unaudited)

	Three Months Ended			For the Years Ended
	December 31,	September 30,	December 31,	December 31,
	2012	2012	2011	2012	2011
Gross subscriber line additions	152,319	171,628	168,538	652,750	672,274
Change in net subscriber lines	(5,708)	9,440	(13,834)	(15,071)	(29,996)
Subscriber lines (at period end)	2,359,816	2,365,524	2,374,887	2,359,816	2,374,887
Average monthly customer churn	2.5%	2.5%	2.7%	2.6%	2.6%
Average monthly operating revenue per line	$30.15	$29.31	$30.19	$29.89	$30.35
Average monthly direct cost of telephony services per line	$8.02	$7.80	$8.24	$8.16	$8.23
Marketing costs per gross subscriber line addition	$347	$299	$306	$326	$304
Employees (excluding temporary help) (at period end)	983	971	1,008	983	1,008
Direct margin as a % of revenues	68.9%	68.4%	68.0%	68.1%	68.1%

VONAGE HOLDINGS CORP.
TABLE 3. RECONCILIATION OF GAAP INCOME FROM OPERATIONS
TO ADJUSTED EBITDA
(Dollars in thousands)
(unaudited)

	Three Months Ended			For the Years Ended
	December 31,	September 30,	December 31,	December 31,
	2012	2012	2011	2012	2011
Income from operations	$24,015	$22,748	$27,897	$64,610	$116,350
Depreciation and amortization	8,052	8,110	8,638	33,324	37,051
Loss from abandonment of software assets	—	—	—	25,262	—
Share-based expense	2,374	3,473	3,819	11,975	14,279
Adjusted EBITDA	34,441	34,331	40,354	135,171	167,680

VONAGE HOLDINGS CORP.
TABLE 4. RECONCILIATION OF GAAP NET INCOME TO
NET INCOME EXCLUDING ADJUSTMENTS
(Dollars in thousands, except per share amounts)
(unaudited)

	Three Months Ended			For the Years Ended
	December 31,	September 30,	December 31,	December 31,
	2012	2012	2011	2012	2011
Net income	$12,833	$13,213	$350,146	$36,627	$409,044
Loss from abandonment of software assets	—	—	—	25,262	—
Change in fair value of stock warrant	—	—	—	—	950
Income tax expense (benefit)	9,928	8,191	(324,494)	22,095	(322,704)
Loss on extinguishment of notes	—	—	—	—	11,806
Net income excluding adjustments	$22,761	$21,404	$25,652	$83,984	$99,096
Net income per common share:
Basic	$0.06	$0.06	$1.55	$0.16	$1.82
Diluted	$0.06	$0.06	$1.48	$0.16	$1.69
Weighted-average common shares outstanding:
Basic	219,379	225,555	225,572	224,264	224,324
Diluted	228,107	233,708	237,342	232,633	241,744
Net income per common share, excluding adjustments:
Basic	$0.10	$0.09	$0.11	$0.37	$0.44
Diluted	$0.10	$0.09	$0.11	$0.36	$0.41
Weighted-average common shares outstanding:
Basic	219,379	225,555	225,572	224,264	224,324
Diluted	228,107	233,708	237,342	232,633	241,807

VONAGE HOLDINGS CORP.
TABLE 5. FREE CASH FLOW
(Dollars in thousands)
(unaudited)

	Three Months Ended			For the Years Ended
	December 31,	September 30,	December 31,	December 31,
	2012	2012	2011	2012	2011
Net cash provided by operating activities	$61,046	$18,157	$38,645	$119,843	$146,786
Less:
Capital expenditures	(9,206)	(865)	(3,783)	(13,763)	(12,636)
Intangible assets	—	—	(3,725)	—	(3,725)
Acquisition and development of software assets	(2,803)	(537)	(5,742)	(12,987)	(22,292)
Free cash flow	$49,037	$16,755	$25,395	$93,093	$108,133

VONAGE HOLDINGS CORP.
TABLE 6. RECONCILIATION OF NOTES PAYABLE AND CAPITAL LEASES TO NET (CASH) DEBT
(Dollars in thousands)
(unaudited)

	December 31,	December 31,
	2012	2011

Current maturities of capital lease obligations	$2,471	$2,104
Current portion of notes payable	28,333	28,333
Notes payable, net of discount and current maturities	14,167	42,500
Capital lease obligations, net of current maturities	13,090	15,561
Gross debt	58,061	88,498
Less:
Unrestricted cash	97,110	58,863
Net (cash) debt	$(39,049)	$29,635

About Vonage
 Vonage (NYSE: VG) is a leading provider of communications services connecting individuals through cloud-connected devices worldwide. Our technology serves approximately 2.4 million subscriber lines. We provide feature-rich, affordable communication solutions that offer flexibility, portability and ease-of-use. Our Vonage World plan offers unlimited calling to more than 60 countries with popular features like call waiting, call forwarding and visual voicemail -- for one low monthly rate. Our Vonage Mobile® app lets users make free high-definition calls and send free texts to all users of the app, worldwide. The app works over Wi-Fi, 3G and 4G wireless data networks. Vonage's service is sold on the web and through regional and national retailers including Wal-Mart, Best Buy, Kmart and Sears, and is available to customers in the U.S. (www.vonage.com), Canada (www.vonage.ca) and the United Kingdom (www.vonage.co.uk).
Vonage Holdings Corp. is headquartered in Holmdel, New Jersey. Vonage® is a registered trademark of Vonage Marketing LLC., owned by Vonage America Inc.
To follow Vonage on Twitter, please visit www.twitter.com/vonage. To become a fan on Facebook, go to www.facebook.com/vonage. To subscribe on YouTube, visit www.youtube.com/vonage.

Vonage Investor Contact:	Vonage Media Contact:
Leslie Arena 732.203.7372 leslie.arena@vonage.com	Jo Ann Tizzano 732.365.1363 joann.tizzano@vonage.com

Use of Non-GAAP Financial Measures
This press release includes the following measures defined as non-GAAP financial measures by the Securities and Exchange Commission: adjusted earnings before interest, taxes, depreciation and amortization (“adjusted EBITDA”), net income excluding adjustments, net (cash) debt and free cash flow.
Vonage uses adjusted EBITDA as a principal indicator of the operating performance of its business.
Vonage believes that adjusted EBITDA permits a comparative assessment of its operating performance, relative to its performance based on its GAAP results, while isolating the effects of depreciation and amortization and loss from abandonment of software assets, which may vary from period to period without any correlation to underlying operating performance, and of share-based expense, which is a non-cash expense that also varies from period to period.
The Company provides information relating to its adjusted EBITDA so that investors have the same data that the Company employs in assessing its overall operations. The Company believes that trends in its adjusted EBITDA are valuable indicators of the operating performance of the Company on a consolidated basis and of its ability to produce operating cash flow to fund working capital needs, to service debt obligations, and to fund capital expenditures.
The Company has also excluded from its net income the change in fair value of stock warrant, loss on extinguishment of notes, the income tax expense/(benefit), and loss from abandonment of software assets. The Company believes that excluding these items will assist investors in evaluating the Company's operating performance and in better understanding its results of operations when these events occurred on a comparative basis.
Vonage uses net (cash) debt as a measure of assessing leverage, as it reflects the gross debt under the Company's credit agreements and capital leases less cash available to repay such amounts. The Company believes that net (cash) debt is also a factor that third parties consider in valuing the Company.
Vonage considers free cash flow to be a liquidity measure that provides useful information to management about the amount of cash generated by the business that, after the acquisition of equipment and software, can be used by Vonage for debt service and strategic opportunities. Free cash flow is not a measure of cash available for discretionary expenditures since the Company has certain non-discretionary obligations such as debt service that are not deducted from the measure.
The non-GAAP financial measures used by Vonage may not be directly comparable to similarly titled measures reported by other companies due to differences in accounting policies and items excluded or included in the adjustments, which limits its usefulness as a comparative measure. These non-GAAP financial measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results.
Vonage defines adjusted EBITDA as GAAP income from operations excluding depreciation and amortization, share-based expense, and loss from abandonment of software assets.
Vonage defines net income excluding adjustments, as GAAP net income excluding the change in fair value of stock warrant, the loss on extinguishment of notes, the income tax expense/(benefit), and loss from abandonment of software assets.
Vonage defines net (cash) debt as the current and long-term portion of notes payable and capital lease obligations plus unamortized discount on notes payable less unrestricted cash.
Vonage defines free cash flow as net cash provided by operating activities minus capital expenditures, intangible assets and acquisition and development of software assets.

Conference Call and Webcast
Management will host a webcast discussion of the quarter and full year results on Wednesday, February 13, 2013 at 10:00 AM Eastern Time. To participate, please dial (877) 359-9508 approximately ten minutes prior to the call. International callers should dial (224) 357-2393. A replay will be available approximately two hours after the conclusion of the call until midnight February 19, 2013, and may be accessed by dialing (855) 859-2056. International callers should dial (404) 537-3406. The replay passcode is: 90371714.
The webcast will be broadcast live through Vonage's Investor Relations website at http://ir.vonage.com. Windows Media Player or RealPlayer is required to listen to this webcast. A replay will be available shortly after the live webcast.

Safe Harbor Statement

This press release contains forward-looking statements regarding growth strategy, including new products, and related investment, cash flow, revenues from new initiatives, the Company's stock repurchase plan, and capital and software expenditures. In addition, other statements in this press release that are not historical facts or information may be forward-looking statements. The forward-looking statements in this release are based on information available at the time the statements are made and/or management's belief as of that time with respect to future events and involve risks and uncertainties that could cause actual results and outcomes to be materially different. Important factors that could cause such differences include, but are not limited to: the competition we face; our ability to adapt to rapid changes in the market for voice and messaging services; our ability to retain customers and attract new customers; our ability to establish and expand strategic alliances; governmental regulation and related actions and taxes in the countries that we operate; increased market and competitive risks, including currency restrictions, in our international operations; risks related to the acquisition or integration of future businesses or joint ventures; our ability to obtain or maintain relevant intellectual property licenses; intellectual property and other litigation that have been and may be brought against us; failure to protect our trademarks and internally developed software; security breaches and other compromises of information security; our dependence on third party facilities, equipment, systems and services; system disruptions or flaws in our technology and systems; uncertainties relating to regulation of VoIP services; liability under anti-corruption laws; results of regulatory inquiries into our business practices; fraudulent use of our name or services; our ability to maintain data security; our dependence upon key personnel; our dependence on our customers' existing broadband connections; differences between our service and traditional phone services, including our 911 service; restrictions in our debt agreements that may limit our operating flexibility; our ability to obtain additional financing if required; any reinstatement of holdbacks by our vendors; our history of net losses and ability to achieve consistent profitability in the future; the Company's available capital resources and other financial and operational performance which may cause the Company not to make share repurchases as currently anticipated or to commence or suspend such repurchases from time to time without prior notice; and other factors that are set forth in the “Risk Factors” section and other sections of Vonage's Annual Report on Form 10-K for the year ended December 31, 2011, as well as in the Company's Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. While the Company may elect to update forward-looking statements at some point in the future, it specifically disclaims any obligation to do so, and therefore, you should not rely on these forward-looking statements as representing the Company's views subsequent to today.

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